UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VICAL INCORPORATED

(Exact name of Registrant as specified in its charter)

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Vical Incorporated, a Delaware corporation (the “Company” or “Vical”), filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on July 12, 2019, as amended by Amendment No. 1 to the Proxy Statement, filed on August 8, 2019, relating to the Agreement and Plan of Merger, dated as of June 2, 2019, as amended on August 20, 2019, by and among the Company, Brickell Biotech, Inc., a Delaware corporation (“Brickell”), and Victory Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “Merger Agreement”), pursuant to which Victory Subsidiary, Inc. will merge with and into Brickell, with Brickell surviving as a wholly owned subsidiary of the Company.

Capitalized terms used but not defined in this Amendment No. 2 (this “Amendment”) to the Proxy Statement have the meanings ascribed to them in the Proxy Statement. The information in the Proxy Statement is incorporated into this Amendment by reference to all applicable items in the Proxy Statement, except that such information is hereby amended and supplemented to the extent specifically provided herein. Except as specifically noted herein, the information set forth in the Proxy Statement remains unchanged. All page references are to pages in the Proxy Statement.

Changes to Proxy Statement

The first sentence of the second paragraph on the page immediately following the cover page of the Proxy Statement is hereby amended and supplemented with the addition of the underlined language below:

“On June 2, 2019, Vical and Brickell Biotech, Inc. (“Brickell”) entered into an Agreement and Plan of Merger and Reorganization (as amended on August 20, 2019, the “Merger Agreement”), pursuant to which Victory Subsidiary, Inc., a wholly owned subsidiary of Vical, will merge with and into Brickell, with Brickell surviving as a wholly owned subsidiary of Vical, and Vical common stock will be issued to the former Brickell securityholders at the effective time of such merger (the “Merger”).”

The first sentence of the first paragraph under the subheading “What is the Merger?” on page 1 of the Proxy Statement is hereby amended and supplemented with the addition of the underlined language below:

“Vical Incorporated (“Vical”), Victory Subsidiary, Inc., a wholly owned subsidiary of Vical (“Merger Sub”), and Brickell Biotech, Inc. (“Brickell”) have entered into an Agreement and Plan of Merger and Reorganization, dated as of June 2, 2019 (as amended on August 20, 2019, the “Merger Agreement”).”

The references to the “$60.0 million valuation of Brickell” on pages 1, 12, 28 and 152 of the Proxy Statement are hereby amended to replace “$60.0 million” with “$50.2 million.”

The sixth paragraph on the page immediately following the cover page of the Proxy Statement, the second sentence of the second full paragraph on page 11 of the Proxy Statement and the first sentence of the second paragraph under the subheading “Merger Consideration and Exchange Ratio” on page 12 of the Proxy Statement are each hereby amended and restated in its entirety as follows:

“Immediately following the Merger, the former Brickell securityholders and NovaQuest, collectively, are expected to own, subject to adjustment, approximately 56% of the aggregate number of shares of Vical common stock, and the securityholders of Vical immediately prior to the Merger are expected to own, subject to adjustment, approximately 44% of the aggregate number of shares of Vical common stock (in each case on a fully diluted basis using the treasury stock method in instances other than with respect to the NovaQuest Warrants and certain equity issuances by Brickell following the signing of the Merger Agreement and prior to the completion of the Merger), or 51% and 49%, respectively (on a fully diluted basis using the treasury stock method).”

The second sentence of the third paragraph under the subheading “What is the Merger?” on page 1 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“The Exchange Ratio is intended to allocate to the former Brickell securityholders and NovaQuest, collectively, approximately 56% of the aggregate number of shares of Vical common stock, and to the securityholders of Vical immediately prior to the Merger, approximately 44% of the aggregate number of shares of Vical common stock (in each case on a fully diluted basis using the treasury stock method in instances other than with respect to the NovaQuest Warrants and certain equity issuances by Brickell following the signing of the Merger Agreement and prior to the completion of the Merger), or 51% and 49%, respectively (on a fully diluted basis using the treasury stock method).”

The table under the subheading “Who will be the directors of the Combined Company following the Merger?” on page 4 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“

Name	Position
Reginald L. Hardy	Co-Founder and Chairman of the Board (Class III)

George Abercrombie	Director (Class I)

William Ju	Director (Class II)

Dennison T. Veru	Director (Class II)

Vijay B. Samant	Director (Class I)

Gary A. Lyons	Director (Class III)

Robert B. Brown	Chief Executive Officer and Director (Class III)

Class III directors have a term expiring in 2019. Class I directors have a term expiring in 2020. Class II directors have a term expiring in 2021.”

The table on page 22 of the Proxy Statement under the subsection entitled “Selected Unaudited Pro Forma Combined Financial Data of Vical and Brickell” is hereby amended and restated in its entirety as follows:

“

	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Statement of Operations Data:
Revenue	$6,065,000	$12,510,000
Loss from operations	$(14,876,000)	$(28,097,000)
Net loss	$(14,002,000)	$(25,734,000)
Net loss per share, basic	$(0.26)	$(0.47)
Net loss per share, diluted	$(0.26)	$(0.47)
Shares used in computing net loss per share, basic and diluted	54,183,000	54,183,000

”

The table on page 23 of the Proxy Statement under the subsection entitled “Comparative Historical and Unaudited Pro Forma Per Share Data” is hereby amended and restated in its entirety as follows:

“

	Vical Historical	Brickell Historical	Pro Forma Combined
For the six months ended June 30, 2019:
Basic earnings per share	$(0.31)	$1.24	$(0.26)
Diluted earnings per share	$(0.31)	$(1.54)	$(0.26)
Cash dividends per share(1)	$—	$—	$—
Book value per common share as of period end, basic(2)	$1.85	$(12.24)	$0.39
Book value per common share as of period end, diluted(2)	$1.85	$(3.91)	$0.39

”

The first full paragraph on page 28 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“At the effective time of the Merger, outstanding shares of Brickell capital stock will be converted into shares of Vical common stock. Applying the Exchange Ratio, the former Brickell securityholders and NovaQuest, collectively, are expected to own, subject to adjustment, approximately 56% of the aggregate number of shares of Vical common stock, and the securityholders of Vical as of immediately prior to the Merger are expected to own, subject to adjustment, approximately 44% of the aggregate number of shares of Vical common stock (in each case on a fully diluted basis using the treasury stock method in instances other than with respect to the NovaQuest Warrants and certain equity issuances by Brickell following the signing of the Merger Agreement and prior to the completion of the Merger) or 51% and 49%, respectively (on a fully diluted basis using the treasury stock method). The exchange ratio formula is based on a $50.2 million valuation of Brickell and a $40.0 million valuation of Vical and is subject to adjustment based on the Vical Net Cash and Brickell Net Working Capital balances (each as defined in the section titled “The Merger Agreement—Conditions to the Completion of the Merger”) prior to the completion of the Merger.”

The first paragraph on page 32 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“As of August 19, 2019, Brickell has issued $7.4 million in convertible notes and related warrants at 50% coverage, to acquire approximately 1,460,707 shares of common stock (based on the estimated price per share of Brickell common stock implied in the Merger), and has 1,811,800 options issued and outstanding. In addition, upon closing of the Funding Agreement, Vical will issue warrants to NovaQuest (the “NovaQuest Warrants”) to purchase shares of Vical common stock. The number of shares of common stock underlying the NovaQuest Warrants will be based on 10% warrant coverage on the $25.0 million NovaQuest funding commitment and the Exchange Ratio, and the exercise price of the NovaQuest Warrants will be determined based on a 10% premium to the Brickell price per share of common stock implied in the Merger, as adjusted for the Exchange Ratio. In total, Brickell has issued $7.4 million in convertible notes, and related warrants at 50% coverage, to acquire 1,460,707 shares of Brickell common stock (based on the estimated price per share of Brickell common stock implied in the Merger), and intends to issue options to acquire up to 2,607,274 shares of Brickell common stock, prior to consummation of the Merger. If the holders of options, warrants (including NovaQuest) and convertible notes exercise their rights to acquire stock of the combined company, the percentage ownership of the combined company’s stockholders existing prior to the exercise of rights will be diluted.”

The eleventh bullet point on page 76 is hereby amended and restated in its entirety as follows:

“

•

the risk that Brickell is unable to meet its closing condition prior to execution of the Merger Agreement Amendment to deliver a net working capital balance of at least -$11.5 million and following the execution of the Merger Agreement Amendment to deliver a net working capital balance of at least -$14.3 million;”

The second sentence of the last paragraph on page 73 of the Proxy Statement, under the subsection entitled “Background of the Merger,” is hereby amended and supplemented with the addition of the underlined language below:

“After carefully considering the offer, the Vical board rejected it based on several factors. First, the offer of $1.00 per share was significantly less than the $1.26 per share liquidation value of Vical assuming a liquidation date of July 31, 2019 (which liquidation value would be lower in connection with a liquidation occurring subsequent to July 31, 2019 after taking into consideration subsequent cash burn for fees and expenses and accounting for a liquidation reserve), which in turn was below the range of implied per share values to Vical stockholders in the pro forma combined company with Brickell, as more fully described below under the caption “The Merger—Opinion of MTS Securities, LLC”.”

The subsection entitled “Background of the Merger” is hereby amended to add the following after the end of the first paragraph on page 74 of the Proxy Statement:

“Between August 8 and August 14, 2019, representatatives of Brickell and Vical discussed the fact that Brickell had only raised $7.4 million in convertible notes and that Brickell would not be able to meet the minimum net working capital closing condition of -$11.5 million pursuant to the original Merger Agreement.

On August 12 and August 14, 2019, the Vical board discussed the Brickell working capital deficiency. Vical management advised the Board that, based on the terms and conditions of the original Merger Agreement, if the Brickell minimum net working capital closing condition of -$11.5 million was waived, the ownership split for Brickell and Vical stockholders in the post-closing company would change from a 60% and 40% ownership split to a 58.3% and 41.7% ownership split (in each case on a fully diluted basis using the treasury stock method in instances other than with respect to the NovaQuest Warrants and certain equity issuances by Brickell following the signing of the Merger Agreement and prior to the completion of the Merger) The Vical board directed management to negotiate an improvement in the ownership split.

On August 20, 2019, following negotiations, Vical, Brickell and Merger Sub executed an amendment to the Merger Agreement (the “Merger Agreement Amendment”), which revised the minimum Brickell net working capital closing condition from -$11.5 million to -$14.3 million, revised the Brickell valuation from $60.0 million to $50.2 million, and revised the range of Brickell closing net working capital, outside of which there will be a dollar-for-dollar adjustment to the Brickell valuation, to -$14.8 million to -$13.8 million and fixed the assumed share price for purposes of applying the treasury stock method to calculate Brickell and Vical outstanding shares at $0.79 and $1.35 respectively. The amended Brickell valuation results in an ownership split of approximately 56% and 44% (in each case on a fully diluted basis using the treasury stock method in instances other than with respect to the NovaQuest Warrants and certain equity issuances by Brickell following the signing of the Merger Agreement and prior to the completion of the Merger), or 51% and 49%, respectively (on a fully diluted basis using the treasury stock method).”

Beginning on page 74 of the Proxy Statement, all references to “the Merger Agreement” in the section entitled “The Merger” are hereby amended to be replaced with “the Merger Agreement, as amended by the Merger Agreement Amendment.”

The first paragraph under the subheading “Exchange Ratio” on page 96 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“The Exchange Ratio is calculated using a formula intended to allocate to the former Brickell securityholders and NovaQuest, collectively, approximately 56% of the aggregate number of shares of Vical common stock, and to the securityholders of Vical as of immediately prior to the Merger approximately 44% of the aggregate number of shares of Vical common stock (in each case on a fully diluted basis using the treasury stock method in instances other than with respect to the NovaQuest Warrants and certain equity issuances by Brickell following the signing of the Merger Agreement and prior to the completion of the Merger), or 51% and 49%, respectively (on a fully diluted basis using the treasury stock method).”

The definition of “Brickell Outstanding Shares” on page 96 of the Proxy Statement is hereby amended and restated in its entirety with the following:

“ “Brickell Outstanding Shares” means the total number of shares of Brickell capital stock outstanding immediately prior to the effective time of the Merger expressed on a fully-diluted and as-converted to Brickell common stock basis, assuming, without limitation or duplication, (i) calculated in the case of this clause (i) based on the treasury stock method, the issuance of shares of Brickell capital stock in respect of all Brickell options, warrants, convertible notes and other outstanding options, warrants, convertible notes or rights to receive such shares, in each case, outstanding as of immediately prior to the effective time of the Merger (assuming cashless exercise using a share price of $0.79 for purposes of the treasury stock method calculation) whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger (but excluding any shares of Brickell capital stock reserved for issuance other than with respect to outstanding Brickell options, warrants and convertible notes (for the avoidance of doubt including any

Brickell convertible notes issued following the date of the Merger Agreement pursuant to the Note and Warrant Purchase Agreement, dated March 18, 2019, among Brickell and the persons listed on Exhibit A thereto, as in effect on the date of the Merger Agreement (the “Note Purchase Agreement”) (up to an aggregate amount of $7.5 million)); and (ii) without applying the treasury stock method, (A) the issuance of shares of Vical common stock in respect of the NovaQuest Warrants and (B) unless otherwise consented to by Vical or pursuant to the Note Purchase Agreement (up to an aggregate amount of $7.5 million), the issuance of shares of Brickell capital stock or Vical common stock in respect of (1) 75% of any Brickell options and (2) any convertible debt, warrants or other equity securities of Brickell or Vical, in the case of (1) and (2), that Brickell issues or commits to issue after the date of the Merger Agreement and prior to the closing of the Merger;”

The definition of “Vical Outstanding Shares” beginning on page 96 of the Proxy Statement is hereby amended and restated in its entirety with the following:

“ “Vical Outstanding Shares” means the total number of shares of Vical common stock outstanding immediately prior to the effective time of the Merger expressed on a fully-diluted basis and using the treasury stock method, but assuming, without limitation or duplication, (i) the issuance of shares of Vical common stock pursuant to that certain Letter Agreement dated July 16, 2018, by and between Vical and MTS and (ii) the issuance of shares of Vical common stock in respect of all outstanding Vical options, warrants and other outstanding options, restricted stock units, warrants or rights to receive such shares, in each case, outstanding as of immediately prior to the effective time of the Merger (assuming, for purposes of the treasury stock method calculation, cashless exercise using a share price of $1.35), whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger, (but excluding any shares of Vical common stock reserved for issuance other than with respect to outstanding Vical options and warrants as of immediately prior to the effective time of the Merger). No out-of-the-money Vical options or warrants shall be included in the total number of shares of Vical common stock outstanding for purposes of determining the Vical Outstanding Shares;”

The definition of “Brickell Valuation” on page 97 of the Proxy Statement is hereby amended and restated in its entirety with the following:

“ “Brickell Valuation” means $50,177,799, provided, that the Brickell Valuation will be reduced by one dollar for each dollar that the Brickell Net Working Capital (as defined in the section titled “The Merger Agreement—Conditions to the Completion of the Merger”) balance is less than -$14,800,000 or increased by one dollar for each dollar that the Brickell Net Working Capital balance is more than -$13,800,000, in each case on the date of the Special Meeting and rounded to the nearest dollar;”

The first bullet point on page 100 of the Proxy Statement is hereby amended and restated in its entirety with the following:

“

•	the Brickell Net Working Capital (defined below) balance as of the date of the Special Meeting must not be less than -$14.3 million;”

The section entitled “The Merger Agreement” is hereby amended and supplemented with the addition of the following new subsection at the bottom of page 112 of the Proxy Statement:

“Merger Agreement Amendment

On August 20, 2019, Brickell and Vical executed the Merger Agreement Amendment, which revised the minimum Brickell net working capital closing condition from -$11.5 million to -$14.3 million, revised the Brickell valuation from $60.0 million to $50.2 million, and revised the range of Brickell closing net working capital, outside of which there will be a dollar-for-dollar adjustment to the

Brickell valuation, from -$10.2 million to -$9.2 million to -$14.8 million to -$13.8 million and fixed the assumed share price for purposes of applying the treasury stock method to calculate Brickell and Vical outstanding shares at $0.79 and $1.35 respectively. The impact of the Merger Agreement Amendment is reflected in the foregoing summary of the Merger Agreement.”

The subsection entitled “Litigation Related to Merger” on page 114 of the Proxy Statement is hereby amended and restated in its entirety with the following:

“Litigation Related To Merger.

Between July 30 and August 12, 2019, four putative lawsuits (captioned Calice v. Vical Incorporated, et al., No. 19-cv-1437 (S.D. Cal. filed July 30, 2019), Sabatini v. Vical Incorporated, et al., No. 19-tc-277 (D. Del. filed August 2, 2019), Jin v. Vical Incorporated, et al., No. 19-cv-07451 (S.D.N.Y. filed August 9, 2019), and Lanzet v. Vical Incorporated, et al., No. 19-cv-07528 (S.D.N.Y. filed August 12, 2019)) were filed in federal court against Vical and the Vical board of directors related to the Merger. The lawsuits assert violations of Section 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 14a-9 promulgated thereunder against all defendants, and assert violations of Section 20(a) of the Exchange Act against the individual defendants. The plaintiffs contend that Vical’s Definitive Proxy Statement on Schedule 14A, filed on July 12, 2019, omitted or misrepresented material information regarding the Merger. The complaints seek injunctive relief, rescission, or rescissory damages and an award of plaintiffs’ costs, including attorneys’ fees and expenses.”

The table and footnote (1) under the subsection entitled “Outstanding Equity Awards” on page 116 of the Proxy Statement are hereby amended and restated in their entirety as follows:

“

Name	Grant Date	Securities Underlying Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)		Option Expiration Date
Robert B. Brown Chief Executive Officer	8/30/19 12/15/18	N/A N/A	600,000 404,467	(3)	2.00 5.68	(1)	8/29/29 12/14/28	(2)
Andrew Sklawer Co-Founder, Chief Operating Officer and Secretary	8/30/19 12/15/18 12/15/17 12/15/16 12/23/15 4/22/15 2/14/14	N/A N/A 10,500 25,000 35,000 35,000 50,000	300,000 100,000 N/A N/A N/A N/A N/A		2.00 5.68 5.76 4.20 4.20 4.20 2.20	(1)	8/29/29 12/14/28 12/14/27 12/14/26 12/23/25 4/22/25 2/14/24	(4)
R. Michael Carruthers Chief Financial Officer	8/30/19 12/15/18 12/15/17	N/A N/A 15,000	102,696 15,000 N/A		2.00 5.68 5.76	(1)	8/29/29 12/14/28 12/14/27	(5)

(1)

The exercise price of $2.00 is based on Vical’s closing stock price of $0.85 on August 19, 2019. This price is subject to change, as it will be based on Vical’s fair market value on the date of the grant, which will immediately precede the close of the Merger.”

The second paragraph under “Proposal No. 2” on page 127 of the Proxy Statement is hereby amended and restated in its entirety with the following:

“Immediately following the Merger, assuming the Vical Net Cash is at least $34.2 million (and not more than $35.2 million) and the Brickell Net Working Capital is at least -$14.8 million (and not more than -$13.8 million), the former Brickell securityholders and NovaQuest, collectively, are expected to own, subject to adjustment, approximately 56% of the aggregate number of shares of Vical common stock, and the securityholders of Vical as of immediately prior to the Merger are expected to own, subject to adjustment, approximately 44% of the aggregate number of shares of Vical common stock (in each case on a fully diluted basis using the treasury stock method in instances other than with respect to the NovaQuest Warrants and certain equity issuances by Brickell following the signing of the Merger Agreement and prior to the completion of the Merger) or 51% and 49%, respectively (on a fully diluted basis using the treasury stock method). Changes in the amount of the Vical Net Cash and the Brickell Net Working Capital could result in relative ownership percentages that are different than those described above.”

The fourth paragraph under “Proposal No. 2” on page 127 of the Proxy Statement is hereby amended and restated in its entirety with the following:

“Under Nasdaq Listing Rule 5635(a)(1), a company listed on Nasdaq is required to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock, if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. The potential issuance of up to 36,107,473 shares of Vical common stock in the Merger (including to Brickell stockholders, and with respect to Brickell options, Brickell warrants, the NovaQuest Warrants and the issuance of $7.4 million in convertible notes and related warrants at 50% coverage to acquire 1,460,707 shares of common stock (based on the estimated price per share of Brickell common stock implied in the Merger)) requires the approval of Vical’s stockholders under the Nasdaq Listing Rules. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(a)(1), Vical must obtain the approval of Vical’s stockholders for the issuance of these securities in the Merger.”

The subsection entitled “Merger Agreement” on page 152 of the Proxy Statement is hereby amended and supplemented with the addition of the following new sentence at the end of the first paragraph:

“On August 20, 2019, the parties entered into the Merger Agreement Amendment.”

The second sentence of the second paragraph under the subsection entitled “Merger Agreement” on page 152 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“Applying the Exchange Ratio, the former Brickell securityholders and NovaQuest, collectively, are expected to own, subject to adjustment, approximately 56% of the aggregate number of shares of Vical common stock, and the securityholders of Vical as of immediately prior to the Merger are expected to own, subject to adjustment, approximately 44% of the aggregate number of shares of Vical common stock (in each case on a fully diluted basis using the treasury stock method in instances other than with respect to the NovaQuest Warrants and certain equity issuances by Brickell following the signing of the Merger Agreement and prior to the completion of the Merger), or 51% and 49%, respectively (on a fully diluted basis using the treasury stock method).”

The second paragraph under the subsection entitled “Change in Fair Value of Warrant Liability” on page 154 of the Proxy Statement is hereby amended and restated in its entirety with the following:

“In March 2019, Brickell initiated a convertible promissory notes offering, of up to $7.4 million in principal, pursuant to which Brickell issued unsecured convertible promissory notes (the “Convertible Notes”), bearing interest at 12.00% and maturing in one year and that can be converted into shares of Series C-1 redeemable convertible preferred stock or the most senior preferred equity outstanding at the time of conversion at the option of the holder at a conversion price of $10.72 per share. In addition, the Convertible Notes will automatically convert if a qualified financing of at least $15.0 million occurs before maturity, and such mandatory conversion price will equal 80% of the effective price per share paid in the qualified financing, but not to exceed $13.40 per share. In connection with the issuance of the full $7.4 million in Convertible Notes and based on the estimated price per share of Brickell common stock implied in the Merger, Brickell intends to issue warrants at 50% coverage, to acquire 1,460,707 shares of Brickell common stock. The warrants are exercisable for a term of five years at an exercise price of $14.74 or a 10% premium to the effective price per share paid in the qualified financing. At the effective time of the Merger, outstanding Convertible Notes and accrued interest will convert into shares of Vical common stock.”

The table on page 165 of the Proxy Statement under the section entitled “Brickell’s Management” is hereby amended and restated in its entirety as follows:

“

Name	Age	Position
Reginald L. Hardy	62	Co-Founder and Chairman of the Board (Class III)
George Abercrombie	64	Director (Class I)
William Ju, M.D.	62	Director (Class II)
Dennison T. Veru	58	Director (Class II)
Vijay B. Samant	66	Director (Class I)
Gary A. Lyons	67	Director (Class III)
Robert B. Brown	58	Chief Executive Officer and Director (Class III)
Andrew D. Sklawer	36	Co-Founder, Chief Operating Officer and Secretary
R. Michael Carruthers	62	Chief Financial Officer
Deepak Chadha	49	Chief Research & Development Officer
Jose Breton	30	Controller and Chief Accounting Officer
David R. McAvoy	57	General Counsel

Class III directors have a term expiring in 2019. Class I directors have a term expiring in 2020. Class II directors have a term expiring in 2021.”

The subsection entitled “Convertible Notes and Warrants Offering” beginning on page 171 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“Convertible Notes and Warrants Offering

In March 2019, Brickell initiated a convertible promissory notes and warrants offering pursuant to which Brickell expects to issue up to an aggregate of $7.4 million unsecured convertible promissory notes that will mature upon the consummation of the Merger. The table below sets forth, as of August 19, 2019, based on the estimated price per share of Brickell common stock implied in the Merger and without giving effect to the Reverse Split, for each holder of Brickell convertible promissory notes that is one of Brickell’s directors, executive officers or 5% stockholders and their respective affiliates, the principal value of Brickell convertible promissory notes held and the number of shares of the combined company’s common stock into which such notes are convertible upon consummation of the Merger. Sales to employees, directors, and executives are made on the same terms and at the same price as sales to third parties.

Name	Convertible Notes ($)		Shares of Common Stock Issuable (#)
George Abercrombie	50,000		50,530
Robert B. Brown	896,899	(1)	906,404	(1)
Andrew D. Sklawer	45,000		45,476
D&S Entrepreneurial Fund, LLC(2)	1,400,000		1,414,837
Dennison Veru	50,000		50,530
David R. McAvoy	200,000		202,119
Reginald Hardy	350,000	(3)	353,710	(3)
Deepak Chadha	100,000		101,061
Jose Breton	15,000		15,160

(1)

Includes $448,449 aggregate principal amount and 453,202 shares invested by Robert B. Brown Grantor Retained Annuity Trust I and $448,449 aggregate principal amount and 453,202 shares invested by Robert. B. Brown Grantor Retained Annuity Trust II. Robert B. Brown is the beneficiary of the Robert B. Brown Grantor Retained Annuity Trust I and the Robert B. Brown Grantor Retained Annuity Trust II.

(2)	D&S Entrepreneurial Fund, LLC is a 5% stockholder of Brickell.
(3)	Includes $300,000 aggregate principal amount and 303,180 shares invested by Hardy Capital, Ltd. and $50,000 aggregate principal amount and 50,530 shares invested by Manuela Hardy.

The table below sets forth, as of August 19, 2019, for each holder of warrants to purchase shares of the Brickell’s common stock that is one of Brickell’s directors, executive officers or 5% stockholders and their respective affiliates, the Brickell warrants held as of August 19, 2019.

Name	Warrants Held (#)		Weighted Average Exercise Price ($)
George Abercrombie	23,180		1.48
Robert B. Brown	415,784	(1)	1.48
Andrew D. Sklawer	20,862		1.48
D&S Entrepreneurial Fund, LLC	649,008		1.48
Dennison Veru	23,180		1.48
David R. McAvoy	92,716		1.48
Reginald Hardy	162,253	(2)	1.48
Deepak Chadha	46,359		1.48
Jose Breton	6,954		1.48

(1)	Includes 207,892 warrants invested by Robert B. Brown Grantor Retained Annuity Trust I and 207,892 warrants invested by Robert. B. Brown Grantor Retained Annuity Trust II.
(2)	Includes 139,073 warrants invested by Hardy Capital, Ltd and 23,180 warrants invested by Manuela Hardy.”

The second sentence of the fourth paragraph on under the section entitled “Unaudited Pro Forma Combined Financial Statements” on page 173 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“Upon completion of the Merger, Brickell securityholders and NovaQuest, collectively, will hold approximately 56% of the aggregate number of shares of Vical common stock (on a fully diluted basis using the treasury stock method in instances other than with respect to the NovaQuest Warrants and certain equity issuances by Brickell following the signing of the Merger Agreement and prior to the completion of the Merger), or 51% (on a fully diluted basis using the treasury stock method) and the Brickell directors and management will hold a majority of board seats and all key positions in the management of the combined company.”

The table under the heading “Unaudited Pro Forma Combined Balance Sheet As of June 30, 2019” on page 175 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“

	Historical Vical, Inc.	Historical Brickell Biotech, Inc.	Pro forma Merger Adjustments	Note	Pro Forma Combined
Assets
Current assets
Cash, cash equivalents and marketable securities	$41,720,000	$2,079,000	$(2,605,000)	A1	$41,194,000
Receivables and other current assets	979,000	362,000	—		1,341,000

Total current assets	42,699,000	2,441,000	(2,605,000)		42,535,000
Property and equipment, net	2,000	20,000	—		22,000
Operating lease right of use asset	—	186,000	—		186,000
Other assets	—	441,000	—		441,000

Total assets	$42,701,000	$3,088,000	$(2,605,000)		$43,184,000

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued liabilities	$1,159,000	$11,159,000	$2,610,000	A3	$14,928,000
Lease liability		67,000	—		67,000
Deferred revenue	—	3,040,000	—		3,040,000
Convertible promissory notes	—	3,598,000	(3,598,000)	A4	—
Derivative liability		1,007,000	(1,007,000)	A4	—
Current portion of notes payable	—	3,184,000	—		3,184,000

Total current liabilities	1,159,000	22,055,000	(1,995,000)		21,219,000

	Historical Vical, Inc.	Historical Brickell Biotech, Inc.	Pro forma Merger Adjustments	Note	Pro Forma Combined
Contingent consideration	—	145,000			145,000
Warrant liability	—	1,048,000	(1,048,000)	A6	—
Lease liability, net of current portion	—	111,000	—		111,000
Deferred revenue, net of current portion	—	608,000	—		608,000

Total liabilities	1,159,000	23,967,000	(3,043,000)		22,083,000
Preferred Stock	—	47,934,000	(47,934,000)	A5	—
Stockholders equity (deficit)
Common Stock	229,000	—	312,000	A5	542,000
			1,000	A4
Additional paid-in capital	490,343,000	520,000	(453,156,000)	A2	90,752,000
			1,048,000	A6
			4,604,000	A4
			47,393,000	A5
Accumulated deficit	(449,072,000)	(69,333,000)	453,427,000	A2	(70,193,000)
			(2,605,000)	A1
			(2,610,000)	A3
Accumulated other comprehensive income	42,000	—	(42,000)	A2	—

Total stockholders’ equity (deficit)	41,542,000	(68,813,000)	438,000		21,101,000

Total liabilities and stockholders’ equity (deficit)	$42,701,000	3,088,000	$(2,605,000)		$43,184,000

”

The table under the heading “Unaudited Pro Forma Combined Statement of Operations and Comprehensive Loss For the Year Ended December 31, 2018” on page 176 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“

	Historical Vical, Inc.	Historical Brickell Biotech, Inc.	Pro forma Merger Adjustments	Note	Pro Forma Combined
Revenues:
Collaboration Revenue	—	10,888,000	—		$10,888,000
Contract revenue	1,582,000	—	—		1,582,000
License and royalty revenue	40,000	—	—		40,000

Total Revenues	1,622,000	10,888,000	—		$12,510,000
Operating expenses:
Research and development	12,327,000	12,960,000	—		25,287,000
Manufacturing and production	1,436,000	—	—		1,436,000
General and Administrative	7,505,000	6,379,000	—		13,884,000

Total operating expenses	21,268,000	19,339,000	—		40,607,000

Loss from operations	(19,646,000)	(8,451,000)	—		(28,097,000)
Net investment and other income	3,392,000	61,000	—		3,453,000
Interest expense	—	(1,090,000)	—		(1,090,000)
Change in fair value of warrant liability	—	244,000	(244,000)	A6	—

Net loss	$(16,254,000)	$(9,236,000)	$(244,000)		$(25,734,000)
(Accretion)reduction of redeemable convertible preferred stock to redemption value	—	(5,936,000)	5,936,000	A5	—

	Historical Vical, Inc.	Historical Brickell Biotech, Inc.	Pro forma Merger Adjustments	Note	Pro Forma Combined
Net loss attributable to common shareholders	$(16,254,000)	$(15,172,000)	5,692,000		$(25,734,000)

Net income(loss) per share, basic	$(0.74)	$(8.92)			$(0.47)

Net income(loss) per share, diluted	$(0.74)	$(8.92)			$(0.47)

Weighted average shares used to compute basic net income(loss) per share	21,842,000	1,700,000	30,641,000		54,183,000
Weighted average shares used to compute diluted net income(loss) per share	21,842,000	1,700,000	30,641,000		54,183,000

”

The table under the heading “Unaudited Pro Forma Combined Statement of Operations and Comprehensive Loss For the Six Months Ended June 30, 2019” on page 177 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“

	Historical Vical, Inc.	Historical Brickell Biotech, Inc.	Pro forma Merger Adjustments	Note	Pro Forma Combined
Revenues:
Collaboration Revenue	—	$6,065,000	—		$6,065,000
Contract revenue	—	—	—		—
License and royalty revenue	—	—	—		—

Total Revenues	—	$6,065,000	—		$6,065,000
Operating expenses:
Research and development	4,641,000	10,248,000	—		14,889,000
General and Administrative	3,618,000	3,389,000	(955,000)	A7	6,052,000

Total operating expenses	8,259,000	13,637,000	(955,000)		20,941,000

Loss from operations	(8,259,000)	(7,572,000)	955,000		(14,876,000)
Net investment and other income	1,251,000	10,000	—		1,261,000
Interest expense	—	(884,000)	497,000	A4	(387,000)
Change in fair value of derivative liability	—	(11,000)	11,000	A4	—
Change in fair value of warrant liability	—	223,000	(223,000)	A6	—

Net loss	$(7,008,000)	$(8,234,000)	$1,240,000		$(14,002,000)
Reduction of redeemable convertible preferred stock to redemption value	—	10,356,000	(10,356,000)	A5	—

Net income (loss) to common shareholders	$(7,008,000)	$2,122,000	(9,116,000)		$(14,002,000)

Net income(loss) per share, basic	$(0.31)	$1.24			$(0.26)

Net loss per share, diluted	$(0.31)	$(1.54)			$(0.26)

Weighted average shares used to compute basic net income(loss) per share	22,404,000	1,706,000	30,073,000		54,183,000
Weighted average shares used to compute basic net loss per share	22,404,000	5,346,000	26,433,000		54,183,000

”

The first sentence of the first paragraph under the section entitled “Description of Transaction” on page 178 of the Proxy Statement is hereby amended and supplemented with the addition of the underlined language below:

“On June 2, 2019, Brickell entered into the Merger Agreement with Vical and Merger Sub and on August 20, 2019 the parties entered into the Merger Agreement Amendment.”

The third paragraph under the section entitled “Description of Transaction” on page 178 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“Upon completion of the Merger, Brickell securityholders and NovaQuest, collectively, will hold approximately 56% of the aggregate number of shares of Vical common stock, and to the securityholders of Vical as of immediately prior to the Merger will hold approximately 44% of the aggregate number of shares of Vical common stock (in each case on a fully diluted basis using the treasury stock method in instances other than with respect to the NovaQuest Warrants and certain equity issuances by Brickell following the signing of the Merger Agreement and prior to the completion of the Merger), or 51% and 49%, respectively (on a fully diluted basis using the treasury stock method).”

The sixth paragraph under the section entitled “Basis of Presentation” beginning on page 178 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“The unaudited pro forma combined financial statements assume an exchange ratio of 2.3485 of Vical common stock for each share of Brickell common stock. The exchange ratio does not give any effect to the Vical proposed reverse common stock split. The Exchange Ratio, calculated pursuant to the formula set forth in the Merger Agreement, is intended to allocate to the former Brickell securityholders and NovaQuest, collectively, approximately 56% of the aggregate number of shares of Vical common stock, and to the securityholders of Vical as of immediately prior to the Merger approximately 44% of the aggregate number of shares of Vical common stock (in each case on a fully diluted basis using the treasury stock method in instances other than with respect to the NovaQuest Warrants and certain equity issuances by Brickell following the signing of the Merger Agreement and prior to the completion of the Merger), or 51% and 49%, respectively (on a fully diluted basis using the treasury stock method). This Exchange Ratio is an estimate only and the final Exchange Ratio will be determined pursuant to the Merger Agreement. This Exchange Ratio assumes the following:”

The sixth bullet point on page 179 of the Proxy Statement is hereby amended and restated in its entirety with the following:

“

•

The raise of $7.4 million of convertible notes and related warrants to purchase Brickell common stock and conversion of these notes and minimum accrued interest (nine months at 9%) at 80% of the Merger price per share of Brickell common stock ($5.1 million of such notes were outstanding at June 30, 2019)”

The tables under the subheading “Pro Forma Combined Earnings Per Share” on page 179 of the Proxy Statement are hereby amended and restated in their entirety as follows:

“

Year ended December 31, 2018
Historical Vical weighted average shares	21,842,000
Shares issued to Brickell	32,341,000

Pro forma weighted common shares, basic and diluted	54,183,000

Six months ended June 30, 2019
Historical Vical weighted average shares	22,404,000
Shares issued to Brickell	31,779,000

Pro forma weighted common shares, basic and diluted	54,183,000

”

The fourth paragraph under the section entitled “Principal Stockholders of Brickell” on page 182 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“Applicable percentage ownership is based on 13,817,656 shares of common stock outstanding August 15, 2019, assuming the automatic conversion of all outstanding shares (including accrued dividends and conversion of notes and interest) of Brickell’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock, on a one-for-one basis, into 3,046,202, 1,882,540, 1,716,563 and 1,540,085 shares of common stock, respectively.”

The table and footnotes under the section entitled “Principal Stockholders of Brickell” beginning on page 183 of the Proxy Statement are hereby amended and restated in their entirety as follows:

“

	Shares Beneficially Owned Prior to the Merger		Shares Beneficially Owned After the Merger
Name and Address of Beneficial Owner	Shares (#)	Percent (%)	Shares (#)	Percent (%)
5% Stockholders:
Palisade Concentrated Equity Partnership II, L.P.(1)	2,833,622	20.5%	6,654,762	12.3%
Charles Stiefel(2)	1,618,609	11.7%	3,801,303	7.0%
D&S Entrepreneurial Fund, LLC(3)	1,362,261	9.9%	3,199,270	5.9%
Directors and Executive Officers:
Reginald L. Hardy(4)	1,568,906	11.4%	3,684,576	6.8%
George Abercrombie(5)	482,325	3.5%	1,132,741	2.1%
William Ju(1)(6)	98,054	*	230,280	*
Dennison T. Veru(1)	31,386	*	73,710	*
Robert B. Brown(7)	562,992	4.1%	1,322,186	2.4%
Andrew D. Sklawer(8)	406,270	2.9%	954,125	1.8%
R. Michael Carruthers(9)	15,000	*	35,228	*
Deepak Chadha(10)	140,065	1.0%	308,381	*
Jose Breton(11)	29,837	*	65,692	*
David McAvoy(12)	133,937	*	294,889	*
Brickell’s directors and executive officers as a group (13 persons)	9,618,156	67.1%	21,176,294	39.7%

*	Represents beneficial ownership of less than 1%.
(1)

Includes 2,800,289 shares owned by Palisade Concentrated Equity Partnership II, L.P. and 33,333 shares owned by Palisade Capital Advisors before the Merger. Includes 6,576,479 shares owned by Palisade Concentrated Equity Partnership II, L.P. and 78,283 shares owned by Palisade Capital Advisors after the Merger. Corresponds to 6,654,762 shares of common stock issuable upon conversion of preferred stock, dividends, options and warrants held by Palisade Concentrated Equity Partnership II, L.P. The Co-Chair and Chief Information Officer of Palisade Concentrated Equity Partnership II, L.P. is Dennison T. Veru, who may be deemed to have shared voting and dispositive power over the shares listed in the table. The principal business address of Palisade Concentrated Equity Partnership II, L.P. is One Bridge Plaza, Suite 695, Fort Lee, NJ 07024.

(2)

Includes 1,004,047 shares owned by Charles W. Stiefel Declaration of Trust dated August 13, 2009 and 614,562 shares owned by Charles W. Stiefel before the Merger. Includes 2,358,004 shares owned by Charles W. Stiefel Declaration of Trust dated August 13, 2009 and 1,443,299 shares owned by Charles W. Stiefel after the Merger. Includes 3,778,645 shares of common stock issuable upon conversion of preferred stock, dividends and options.

(3)

Includes 1,266,875 shares owned by D&S Entrepreneurial Fund, LLC and 95,386 shares owned by Alexandra Long Henson Restated 1997 Revocable Trust before the Merger. Includes 2,975,256 shares owned by D&S Entrepreneurial Fund, LLC and 224,014 shares owned by Alexandra Long Henson Restated 1997 Revocable Trust after the Merger. Includes 3,199,270 shares of common stock issuable upon conversion of notes, interest, preferred stock, dividends and warrants. The Manager of D&S Entrepreneurial Fund, LLC is Alexandra Henson, who may be deemed to have shared voting and dispositive power over the shares listed in the table. The principal business address of D&A Entrepreneurial Fund, LLC is 317 Circle Park Place, Chapel Hill, NC 27517.

(4)

Includes 841,581 shares of owned by Hardy Capital, Ltd., 576,541 shares owned by Reginald L. Hardy, 50,000 shares owned by Manuela A. Hardy and Gerard Coombs, Trustees of the Hanna Renata Hardy 2017 Irrevocable Trust u/a/d 10/06/2017, 50,000 shares owned by PAH Irrevocable Trust, 37,348 shares owned by Manuela A. Hardy and 13,436 shares owned by Manuela A. Hardy and Angela Maria Camargo Jtwros before the merger. Includes 1,976,453 shares of owned by Hardy Capital, Ltd., 1,354,007 shares owned by Reginald L. Hardy, 117,425 shares owned by Manuela A. Hardy and Gerard Coombs, Trustees of the Hanna Renata Hardy 2017 Irrevocable Trust u/a/d 10/06/2017, 117,425 shares owned by PAH Irrevocable Trust, 87,712 shares owned by Manuela A. Hardy and 31,554 shares owned by Manuela A. Hardy and Angela Maria Camargo Jtwros after the merger. Includes 2,028,884 shares of common stock issuable upon conversion of conversion of notes, interest, preferred stock, dividends, options and warrants.

(5)

Includes 412,325 shares owned by George B. Abercrombie, 35,000 shares owned by Irrevocable Trust by George B. Abercrombie dated June 4, 2010 for Mark J. Abercrombie and 35,000 shares owned by Irrevocable Trust by George B. Abercrombie dated June 4, 2010 for Samuel T. Abercrombie before the Merger. Includes 968,345 shares owned by George B. Abercrombie, 82,198 shares owned by Irrevocable Trust by George B. Abercrombie dated June 4, 2010 for Mark J. Abercrombie and 82,198 shares owned by Irrevocable Trust by George B. Abercrombie dated June 4, 2010 for Samuel T. Abercrombie after the Merger. Includes 968,346 shares of common stock issuable upon conversion of notes, interest, preferred stock, dividends, options and warrants.

(6)

Includes 39,221 shares owned by Ju Innovation Partners I, L.P. and 58,833 shares owned by William Ju prior to merger. Includes 92,111 shares owned by Ju Innovation Partners I, L.P. and 138,169 shares owned by William Ju after the Merger. Includes 230,280 shares of common stock issuable upon conversion of preferred stock, dividends, options and warrants.

(7)

Includes 281,496 shares owned by Robert B. Brown Grantor Retained Annuity Trust I and 281,496 shares owned by Robert. B. Brown Grantor Retained Annuity Trust II prior to merger. Includes 661,093 shares owned by Robert B. Brown Grantor Retained Annuity Trust I and 661,093 shares owned by Robert. B. Brown Grantor Retained Annuity Trust II after the Merger. Includes 1,322,186 shares of common stock issuable upon conversion of notes, interest and warrants.

(8)	Includes 484,125 shares of common stock issuable upon conversion of notes, interest, preferred stock, dividends, options and warrants.
(9)	Includes 35,228 shares of common stock issuable upon conversion of options.
(10)	Includes 318,008 shares of common stock issuable upon conversion of notes, interest, preferred stock, dividends, options and warrants.
(11)	Includes 68,593 shares of common stock issuable upon conversion of notes, interest, options and warrants.
(12)	Includes 249,835 shares of common stock issuable upon conversion of notes, interest and warrants.”

The first sentence of the second paragraph under the section entitled “Agreement and Plan of Merger” on page F-6 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger, each outstanding share of the Company capital stock will be converted into the right to receive shares of Vical common stock (subject to the payment of cash in lieu of fractional shares and after giving effect to a reverse stock split of Vical common stock if determined necessary or appropriate by the Company, Vical and Merger Sub) such that, immediately following the Effective Time, preexisting Company stockholders, optionholders and warrantholders are expected to own, or hold rights to acquire, approximately 56% of the Fully-Diluted Common Stock of Vical, and preexisting Vical stockholders, optionholders and warrantholders are expected to own, or hold rights to acquire, approximately 44% of the Fully-Diluted Common Stock of Vical.”

All references to “Appendix A” in the Proxy Statement are hereby amended and supplemented to include “and Appendix A-1.”

The Proxy Statement is hereby amended and supplemented with the addition of Appendix A-1 immediately following Appendix A of the Proxy Statement, the text of which is as follows:

“This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”), dated as of August 20, 2019, is entered into by and between by and among Vical Incorporated, a Delaware corporation, Victory Subsidiary, Inc., a Delaware corporation, and Brickell Biotech, Inc., a Delaware corporation. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger and Reorganization, dated as of June 2, 2019 (as amended hereby, the “Merger Agreement”); and

WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT

1. Amendment to Merger Agreement.

a. Section 7.10 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Company Net Working Capital. The Company Net Working Capital as of the date of the Parent Stockholder Meeting is not less than -$14,300,000.”

b. Exhibit A of the Merger Agreement is hereby amended to replace the definition of “Company Valuation” in its entirety to read as follows:

“Company Valuation” means $50,177,799; provided, that (a) if the Company Net Working Capital as determined pursuant to Section 1.9 is less than -$14,800,000, then the Company Valuation shall be reduced by one dollar for each dollar that the Company Net Working Capital is less than -$14,800,000 and (b) if the Company Net Working Capital as determined pursuant to Section 1.9 is more than -$13,800,000, then the Company Valuation shall be increased by one dollar for each dollar that the Company Net Working Capital is more than -$13,800,000. For purposes of this definition, Company Net Working Capital shall be rounded down to the nearest whole dollar.

c. Exhibit A of the Merger Agreement is hereby amended to replace the definition of “Company Outstanding Shares” in its entirety to read as follows:

“Company Outstanding Shares” means the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Company Common Stock basis, assuming, without limitation or duplication, (i) calculated in the case of clause (i) based on the treasury stock method, the issuance of shares of Company Capital Stock in respect of all Company Options, Company Warrants, Company Convertible Notes and other outstanding options, restricted stock awards, warrants, convertible notes or rights to receive such shares, in each case, outstanding as of immediately prior to the Effective Time (assuming cashless exercise using a share price of $0.79 for purposes of the treasury stock method calculation) whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger (but excluding any shares of Company Capital Stock reserved for issuance other than with respect to outstanding Company Warrants, Company Options or Company Convertible Notes (for the avoidance of doubt including any Company Convertible Notes issued following the date hereof pursuant to the Note Purchase Agreement up to an aggregate amount of $7.5 million) as of immediately prior to the Effective Time); and (ii) without applying the treasury stock method, (A) the issuance of shares of Parent Common Stock in respect of the Parent Warrants to be issued in connection with the Concurrent Financing and (B) unless otherwise consented to by Parent or pursuant to the Note Purchase Agreement (up to an aggregate amount of $7.5 million), the issuance of shares of Company Capital Stock or Parent Common Stock in respect of (1) 75% of any Company Options and (2) any convertible debt, warrants or other equity securities of Company or Parent, in the case of (1) and (2), that the Company, during the Pre-Closing Period, issues or commits to issue (which shall, with respect to Company Options, be in accordance with Section 4.2(b) of the Company Disclosure Schedule). The definition of “Company Outstanding Shares” and the definition of “Parent Outstanding Shares” should be read with, and interpreted in a manner consistent with, the schedule attached hereto as Schedule 1B.

d. Exhibit A of the Merger Agreement is hereby amended to replace the definition of “Parent Outstanding Shares” in its entirety to read as follows:

“Parent Outstanding Shares” means the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted basis and using the treasury stock method, but assuming, without limitation or duplication, (i) the issuance of shares of Parent Common Stock pursuant to that certain Letter Agreement dated

July 16, 2018, by and between Parent and MTS and (ii) the issuance of shares of Parent Common Stock in respect of all Parent Options, Parent Warrants and other outstanding options, restricted stock awards, warrants or rights to receive such shares, in each case, outstanding as of immediately prior to the Effective Time (assuming cashless exercise using a share price of $1.35 for purposes of the treasury stock method calculation), whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger, (but excluding any shares of Parent Common Stock reserved for issuance other than with respect to outstanding Parent Options and Parent Warrants as of immediately prior to the Effective Time). No out-of-the-money Parent Options or Parent Warrants shall be included in the total number of shares of Parent Common Stock outstanding for purposes of determining the Parent Outstanding Shares. The definition of “Company Outstanding Shares” and the definition of “Parent Outstanding Shares” should be read with, and interpreted in a manner consistent with, the schedule attached hereto as Schedule 1B.

2. Effect of Amendment. Pursuant to Section 10.2 of the Merger Agreement, the Merger Agreement not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent. The Merger Agreement is amended by this Amendment only as specifically provided herein, and the Merger Agreement, as so amended, shall continue in full force and effect. Each reference in the Merger Agreement to “this Agreement”, “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Merger Agreement as amended hereby (except that references in the Merger Agreement to the “date hereof” or “date of this Agreement” or words of similar import shall continue to mean June 2, 2019). References to the Merger Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Merger Agreement or contemplated thereby, shall refer to the Merger Agreement as amended hereby.

3. Authorization and Validity. Each party to this Amendment hereby represents and warrants to the other party hereto that: (a) such party has the requisite power and authority to execute and deliver this Amendment, to perform their obligations hereunder and to consummate the transactions contemplated hereby, (b) the execution and delivery of this Amendment has been duly and validly authorized by all necessary action of such party, and (c) this Amendment will be duly executed and delivered by such party and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to the Enforceability Exceptions.

4. Miscellaneous. Sections 10.2, 10.4, 10.5 and 10.7 through 10.13 of the Merger Agreement shall apply mutatis mutandis to this Amendment.

IN WITNESS WHEREOF, each party has caused this Amendment to be duly executed on its behalf by its duly authorized officer, as of the date first written above.

VICAL INCORPORATED

By:	/s/ Vijay Samant
Name: Vijay Samant
Title: President and CEO

VICTORY SUBSIDIARY, INC.

By:	/s/ Anthony Ramos
Name: Anthony Ramos
Title: Chief Financial Officer

BRICKELL BIOTECH, INC.

By:	/s/ Robert Brown
Name: Robert Brown
Title: CEO

”

Cautionary Statement Regarding Forward-Looking Information

Statements included in this communication which are not historical in nature or do not relate to current facts are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “will,” “anticipate,” “could,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward-looking statements. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties, include, among others, the following possibilities: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between Vical and Brickell; the outcome of any legal proceedings that may be instituted against Vical or Brickell; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) or Vical stockholder approval or to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Vical and Brickell do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; the ability to complete the acquisition and integration of Brickell successfully; and other factors that may affect future results of Vical and Brickell. Additional factors that could cause results to differ materially from those described above can be found in Vical’s Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which are on file with the SEC and in other documents Vical files with the SEC.

Important Additional Information

In connection with the proposed transaction between Vical and Brickell, Vical has filed with the SEC the Proxy Statement, as well as other relevant documents concerning the proposed transaction. This communication is not a substitute for the Proxy Statement or for any other document that the Company may file with the SEC and send to its stockholders in connection with the proposed transaction. The proposed transaction will be submitted to Vical’s stockholders for their consideration. Before making any voting decision, stockholders of Vical are urged to read the Proxy Statement which is available at the SEC’s website (http://www.sec.gov), and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed transaction.

Stockholders of Vical will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about Brickell and Vical, without charge, at the SEC’s website (http://www.sec.gov). Copies of the Proxy Statement and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Vical Incorporated, 10390 Pacific Center Court, San Diego, CA 92121-4340, Attention: Vijay B. Samant; telephone: (858) 646-1100, or from Vical’s website, www.vical.com.